Exhibit 99.1
CONCHO RESOURCES INC. ANNOUNCES 2008 ESTIMATED FULL YEAR PRODUCTION AND YEAR END RESERVES
AND PROVIDES OPERATIONS UPDATE
MIDLAND, Texas, January 28, 2009 (Business Wire) – Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported estimated full year 2008 production and year end reserves and provided an operations update. Production and reserves highlights for the year ended December 31, 2008 include:
•	Reserve replacement[1] of 752%

•	Production of 7.1 million barrels of oil equivalents (“MMBoe”), a 41% increase over 2007

•	Year end proved reserves of 137 MMBoe, a 51% increase over year end 2007

[1]	The Company uses the reserve replacement ratio as an indicator of the Company’s ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. The ratio is limited because it typically varies widely based on the extent and timing of discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not imbed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation. The reserve replacement ratio of 752% was calculated by dividing net proved reserve additions of 53.4 MMBoe (the sum of extensions and discoveries, revisions and purchases) by production of 7.1 MMBoe.
2008 Year End Estimated Proved Reserves, Production and Capital Expenditures
(The following information is unaudited and preliminary. Audited and final results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2008.)
Concho’s total proved oil and natural gas reserves at December 31, 2008 were 137.3 MMBoe, a 51% increase over year end 2007 proved reserves, and consisted of 86 million barrels (“MMBbls”) of oil and 306 billion cubic feet (“Bcf”) of natural gas. At year end 2008, 56% of the Company’s reserves were proved developed compared to 54% at year end 2007. The independent reservoir engineering firms of Cawley, Gillespie & Associates, Inc. and Netherland, Sewell & Associates, Inc. prepared Concho’s 2007 and 2008 reserve reports.

Summary of Changes in Proved Reserves	MMBoe

Reserves at December 31, 2007	91.0
Purchase of minerals-in-place	30.2
Discoveries, extensions and performance revisions	33.3
Revisions of previous estimates due to price	(10.1)
Production	(7.1)

Reserves at December 31, 2008	137.3
The present value of proved reserves, discounted at 10%, was estimated at $1.6 billion, before the effect of income taxes, based on the year end natural gas price of $5.71 per MMBtu (Henry Hub Spot) and the year end oil price of $41.00 per barrel (WTI Posted). The standardized measure of discounted future net cash flows from proved reserves at year end 2008 has not yet been calculated, but will be included in the Company’s Annual Report on Form 10-K for 2008.
Production for 2008 totaled 7.1 MMBoe (4,586 MBbls and 15.0 Bcf), an increase of 41% as compared to 5.0 MMBoe (3,014 MBbls and 12.1 Bcf) produced in 2007. Excluding production from properties acquired from Henry Petroleum LP and certain of its affiliated entities, 2008 production increased 24% over 2007.

During 2008, Concho incurred approximately $1.18 billion in acquisition, development and exploration activities, including approximately $830 million related to the acquisition of Henry Petroleum LP and certain affiliated entities, which includes approximately $210 million of deferred tax liability recorded in connection with the acquisition.
At December 31, 2008, proved reserves attributable to the Company’s New Mexico Permian assets totaled approximately 97 MMBoe, compared to the December 31, 2007 total of approximately 78 MMBoe. As of December 31, 2008, on its New Mexico Permian assets, the Company identified 1,724 drilling locations, with proved undeveloped reserves attributable to 364 of such locations. Of these drilling locations, 993 target both the Blinebry and Paddock intervals of the Yeso formation. Included in the year end 2008 proved reserves on the New Mexico Shelf were approximately 2 MMBoe of reserves associated with 42 ten acre Blinebry locations (14 proved developed producing and 28 proved undeveloped). In addition, the year end 2008 reserve report includes increased ultimate recovery assumptions from the Blinebry interval on wells completed with a larger stimulation. The increase in Blinebry reserves due to larger stimulations (up to 40% in some areas) is dependent on the production history and performance in those areas.
At December 31, 2008, proved reserves attributable to the Company’s Texas Permian assets totaled approximately 39 MMBoe, compared to the December 31, 2007 total of approximately 12 MMBoe. As of December 31, 2008, on the Company’s Texas Permian assets 1,780 drilling locations were identified, with proved undeveloped reserves attributable to 456 of such locations. Of these drilling locations, 1,629 target the Wolfberry play.
Operations
Lower Abo Horizontal Play
The Lower Abo Horizontal play, in which Concho commenced drilling in 2007, continues to expand across Eddy, Chaves and Lea counties in southeastern New Mexico. There are approximately 175 (33 Concho) permitted locations in the play and thirty producing wells. Concho has participated in fourteen (eight operated) Lower Abo Horizontal wells to date, of which twelve are currently producing and two are awaiting completion.
Well results in the fourth quarter of 2008 include the Concho operated Comet ‘22’ Federal Com #4 well (43.75% working interest) which was completed in December at an initial peak rate of 1,755 barrels of oil equivalent per day (“Boepd”) and produced at an average rate of 1,294 Boepd during its first 21 days of production. The Concho operated High Lonesome ‘26’ Federal #1 well (49.28% working interest), which is located approximately seven miles to the east/southeast of Concho’s previously reported Reindeer Federal #1 and #2 wells, was also completed in December at an initial peak rate of 1,660 Boepd and produced an average of 685 Boepd during its first 45 days of production.
Although the Company has deferred drilling activity in the Lower Abo Horizontal play due to lower commodity prices, the Company continues to expand its acreage position. The Company currently owns approximately 28,244 gross (22,079 net) acres in the play and is continuing to evaluate expansion opportunities.
New Mexico Basin Strawn Well
In late December the Company completed its operated Eagle Feather Fed. #2 well (50% working interest) as a Strawn oil and gas discovery in southern Lea County, New Mexico. During January 2009 this well has averaged over 12 million cubic feet of natural gas equivalents per day, and in this prospect area Concho owns approximately 4,500 gross (1,600 net) acres. The Company has identified two potential offset Strawn locations to its Eagle Feather well.
Conference Call Information
Concho will host a conference call on Thursday, January 29, 2009, at 9:00 a.m. CST (10:00 a.m. EST) to discuss its full year estimated 2008 production, year end reserves and certain operating results. Individuals who would like to participate should call (866) 825-1692 (passcode: 22237536) approximately 15 minutes before the scheduled conference call time. To access the live audio webcast, please visit the investor relations section of the Company’s website, www.conchoresources.com. A replay of the call will also be available, by dialing (888) 286-8010 (passcode: 56142455) or via the Company’s website, for approximately 30 days following the conference call.
Concho will also host a conference call on Wednesday, February 25, 2009, at 9:00 a.m. CST (10:00 a.m. EST) to discuss its fourth quarter and full year 2008 financial and operating results. Earnings are expected to be released after the market closes on Tuesday, February 24, 2009. Individuals who would like to participate should call (800) 259-0251 (passcode: 43250626) approximately 15 minutes before the scheduled conference call time. To access the live audio webcast, please visit the investor relations section of the Company’s website, www.conchoresources.com. A replay of the call will also be available, by dialing (888) 286-8010 (passcode: 84905346) or via the Company’s website, for approximately 30 days following the conference call.
Forward-Looking Statements and Cautionary Statements
The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivative activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, prices and demand for oil and natural gas, availability of drilling equipment and personnel, availability of sufficient capital to execute our business plan, difficulties integrating Henry Petroleum’s properties and employees into our Company, our ability to replace reserves and efficiently develop and exploit our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission (“SEC”).
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Concho Resources Inc.
Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties. The Company’s operations are primarily focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of emerging plays. For more information, visit Concho’s website at www.conchoresources.com.
Contact:
Concho Resources Inc.
Jack Harper (432) 683-7443
Vice President — Capital Markets and Business Development